EXHIBIT 99

Contacts:
Chief Executive Officer         SVP Finance
Zach Lonstein                   William McHale
Infocrossing, Inc.              Infocrossing, Inc.
201-840-4710                    201-840-4732
zlonstein@infocrossing.com      wmchale@infocrossing.com

Media Relations
Michael Wilczak
Infocrossing, Inc.
201-840-4941
mwilczak@infocrossing.com

                   INFOCROSSING COMPLETES PREVIOUSLY ANNOUNCED
                  $60 MILLION CONVERTIBLE SENIOR NOTE OFFERING

LEONIA, NJ, JUNE 30, 2004 - INFOCROSSING, INC. (NASDAQ: IFOX), a provider of selective IT and business processing solutions, announced today that it has completed a previously announced private offering of $60 million in aggregate principal amount of Convertible Senior Notes due 2024. The Company also has granted the initial purchaser a 30-day option to purchase up to an additional $12 million of convertible notes. Net proceeds from the private offering will be used to repay approximately $40 million of outstanding indebtedness which currently bears an interest rate of 9.0%, to fund potential acquisitions and for general corporate purposes. The notes bear interest at 4.0% per year.

The notes are convertible, subject to certain conditions, at the option of each holder prior to maturity, into shares of the Company's common stock at a conversion price of $15.36, subject to certain adjustments. The ability of the holders to convert the notes into the Company's common stock is subject to certain conditions, including, among others, the closing price of the Company's common stock must exceed 130% of the conversion price over certain periods and other specified events.

The Company has a call option, pursuant to which it may redeem the securities, in part or in whole, on or after July 15, 2009, at 100% of the principal amount, in accordance with specified conditions. The notes are callable at the Company's option, on or after July 15, 2007 until July 15, 2009, if the Company's common stock trades above specified thresholds and upon the payment of a specified make-whole premium. Holders may require the Company to repurchase the notes for cash on July 15, 2009, 2014 and 2019 at a repurchase price equal to 100% of the principal amount of the notes plus accrued interest.

Offers and sales of the notes were made only in the United States to qualified institutional buyers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Neither the notes nor the shares of the Company's common stock into which they will be convertible have been registered under the Securities Act of 1933, as amended, or any state securities laws, and they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.


ABOUT INFOCROSSING, INC. (http://www.infocrossing.com)
Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks and business processes to Infocrossing.


SAFE HARBOR FOR FORWARD-LOOKING AND CAUTIONARY STATEMENTS
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the integration of ITO Acquisition Corporation d/b/a Systems Management Specialists; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

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